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Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

						Six Months Ended June 30,
	Year ended December 31,
In millions of dollars, except for ratios
	2007(1)	2006(1)(2)(3)	2005(1)(2)(3)	2004(1)(2)(3)	2003(1)(2)(3)	2008(1)	2007(1)
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense (other than interest on deposits)	$48,788	$34,929	$22,568	$12,822	$9,394	$18,614	$23,216
Interest factor in rent expense	681	570	516	487	460	399	320
Dividends—Preferred Stock	51	88	98	95	103	824	42

Total fixed charges	$49,520	$35,587	$23,182	$13,404	$9,957	$19,837	$23,578

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,428	$29,326	$28,765	$22,080	$24,942	$(13,505)	$15,790
Fixed charges (excluding preferred stock dividends)	49,469	35,499	23,084	13,309	9,854	19,013	23,536

Total income	$50,897	$64,825	$51,849	$35,389	$34,796	$5,508	$39,326

Ratio of income to fixed charges excluding interest on deposits	1.03	1.82	2.24	2.64	3.49	0.28	1.67

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense	$76,697	$56,190	$36,124	$21,555	$16,636	$29,900	$36,315
Interest factor in rent expense	681	570	516	487	460	399	320
Dividends—Preferred Stock	51	88	98	95	103	824	42

Total fixed charges	$77,429	$56,848	$36,738	$22,137	$17,199	$31,123	$36,677

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,428	$29,326	$28,765	$22,080	$24,942	$(13,505)	$15,790
Fixed charges (excluding preferred stock dividends)	77,378	56,760	36,640	22,042	17,096	30,299	36,635

Total income	$78,806	$86,086	$65,405	$44,122	$42,038	$16,794	$52,425

Ratio of income to fixed charges including interest on deposits	1.02	1.51	1.78	1.99	2.44	0.54	1.43

(1)
On April 17, 2008, Citigroup announced an agreement to sell most of Citigroup's CitiCapital business unit to GE Capital. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(2)
On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup's Asset Management Business to Legg Mason, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

(3)
On July 1, 2005, Citigroup completed the sale of Citigroup's Travelers Life & Annuity and substantially all of Citigroup's international insurance businesses to MetLife, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

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  Exhibit 12.02